FOR RELEASE:	CONTACT:
Date July 29, 2013	Gerry Gould, VP-Investor Relations
Time 6:00 am Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Reports 1st Quarter Fiscal 2014 Revenue Up 24%; Adjusted EPS of $0.46
Up 46%; Adjusted Operating Margin Improvement of 270 Basis Points; and Significant Progress on Planned Manufacturing Transformation

Braintree, MA, July 29, 2013 - Haemonetics Corporation (NYSE: HAE) today reported first quarter fiscal 2014 net revenue of $219.5 million, up 24%, a GAAP net loss of $7.9 million and a loss per share of $0.15. Adjusted net income, exclusive of transformation, integration and deal amortization expenses detailed below, was $23.8 million, up 46%, and adjusted earnings per share were $0.46, up 46%. Excluding currency impact, net revenue was up 29% in the quarter.1 On an organic basis revenue declined 5% in the quarter and 2% on a constant currency basis.

Brian Concannon, Haemonetics' President and CEO, commented: “This quarter we made excellent progress advancing the manufacturing transformation elements of our Value Creation & Capture (“VCC”) initiatives. We are encouraged that, at the same time, we were able to drive a 270 basis point improvement in adjusted operating margin, enabling us to deliver profit in line with our expectations and affirm our full year adjusted earnings per share guidance range. This was achieved through productivity and cost management efforts that will later be amplified by the full benefits of the VCC initiatives.”

STRATEGIC AND PRODUCT GROWTH HIGHLIGHTS

Haemonetics cited the following highlights in its first fiscal 2014 quarter:

•	24% total revenue growth.

•	11% growth in North American plasma disposables revenue.

•	17% growth in diagnostics disposables revenue.

•	12% organic revenue growth in China.

•	$51 million of revenue from the acquired whole blood business.

•	Added 15 new IMPACT® accounts in North America.

•	270 basis point improvement in adjusted operating margin.

REVENUE BREAKDOWN

Plasma

Plasma disposables revenue was $65.3 million for the quarter, up $1.5 million or 2% overall and up 4% in constant currency. North America disposables grew $4.6 million or 11%. Partially offsetting this growth were expected declines in Europe, as demand there is increasingly being sourced from North America. In addition, a distribution model change in Australia and New Zealand, that will enhance growth and profitability over the course of the year, led to the realization of $2 million less revenue than in the first quarter a year ago, as the distributor sold its existing inventory. Without this change, Plasma disposables revenue would have grown 5% in the quarter.

Blood Center

Platelet disposables revenue was $34.4 million, down $2.8 million or 8% below the prior year quarter, with weakness in currency and order timing. On a constant currency basis, platelet revenue declined 4% overall, but grew 11% in Japan due to favorable order timing.

Red cell disposables revenue was $10.0 million for the quarter, down $2.1 million or 17% below the prior year quarter, attributable to order timing and a weaker than expected blood collection market.

Whole blood revenue was $51.3 million for the quarter and $189.7 million since closing the acquisition last August, in line with expectations.

Hospital

Surgical disposables revenue was $16.1 million for the quarter, down $2.2 million or 12% and down 8% on a constant currency basis. Revenue was negatively impacted by the timing of tenders in certain emerging markets, the return to the market of a competitor whose production operations were limited by a natural disaster in the prior year and softer than expected market conditions.

Disposables revenue from the OrthoPAT® orthopedic perioperative autotransfusion system was $6.3 million for the quarter, down $1.2 million or 16%. Recent market trends toward the adoption of tranexamic acid to treat and prevent post-operative blood loss have lessened hospital use of OrthoPAT disposables. The Company is preparing for its third quarter 2014 release of the new OrthoPAT Advance™ system, which will bring significant ease-of-use enhancements to our customers.

Diagnostics revenue was $7.6 million for the quarter, up $1.1 million or 17%. The Company's IMPACT initiative continues to drive growth in disposables utilized in the TEG® Thromboelastograph® Hemostasis Analyzer. On the strength of a TEG installed base that is up 22% from a year ago, prospects for near term future disposables revenue growth continue to be robust.

Software and Equipment

Software Solutions revenue was $16.7 million for the quarter, down $0.6 million or 3% compared with a prior year quarter in which a significant contract completion was recorded. The Company continues to experience declines in plasma software, partially offset by hospital based solutions growth.

Equipment and other revenue was $11.7 million for the quarter, down $1.9 million or 14% against a very strong prior year quarter in which revenue grew over 20%. Equipment revenue is influenced by the timing of tenders and capital budgets.

Haemonetics reported first quarter organic revenue growth of 2% in North America, with declines of 5% in Japan, 12% in Asia attributable to the distribution model change in Australia and New Zealand, and 14% in Europe due primarily to the expected shift of plasma sourcing to North America and the timing of surgical equipment sales in certain emerging markets. Weakness in the Yen exchange rate contributed meaningfully to the decline in first quarter Japan revenue, which was up 7% in constant currency. Additionally, absent the distributor model change in Australia and New Zealand, organic revenue in Asia was up 5%.

Mr. Concannon continued: “We expected first quarter revenue to be light due to order timing, currency headwinds, the loss of a large European whole blood customer, and the conversion of our distributor business in Australia and New Zealand to selling direct. However, lower than expected surgical blood use and resulting lower blood collections, both reduced revenue further. Blood management is driving these trends and, as the leader in providing blood management solutions, our focus is on continuing to capture share as this market transforms.”

OPERATING RESULTS

Adjusted gross profit was $113.5 million, up $23.4 million or 26% in the quarter. Adjusted gross margin was 51.7%, up 60 basis points. Gross margin improvement in the core business, driven by productivity programs yielding cost efficiencies, more than offset the impact of revenue mix toward lower margin whole blood and plasma disposables.

Adjusted operating expenses were $80.0 million in the quarter, up $12.1 million or 18%. Operating expense increases included $10 million in the quarter attributable to the new whole blood collection business. Additionally, planned investment increases were made in the global commercial organization, emerging markets, R&D, and infrastructure to support anticipated revenue growth. Ongoing operating expense discipline was effective in reducing operating expenses to 36.4% of revenue, down from 38.5% a year ago.

Adjusted operating income was $33.5 million for the first quarter, up $11.3 million or 51%, and reflected the inclusion of the profits of the newly acquired whole blood business. Adjusted operating margin was 15.3%, up 270 basis points. Leverage achieved through the whole blood acquisition and operating discipline resulted in improved operating margin while continuing the funding of investments in global growth initiatives including key research and development projects.

The income tax rate was 23.3% in the first quarter, compared with 27.8% in the prior year quarter, reflecting the ongoing implementation of our global tax strategy. Interest expense on loans was $2.8 million in the quarter.

Value Creation & Capture Activities - Update

Haemonetics indicated that the integration of its whole blood business, which was acquired in August 2012, will be substantially completed in the second quarter of fiscal 2014, ahead of its original schedule. Plans to pursue identified Value Creation & Capture (“VCC”) opportunities are progressing according to schedule and expected to deliver benefits previously indicated. Such plans include: (i) investment in product line extensions, next generation products and growth platforms; (ii) enhancement of commercial execution capabilities by implementing go-to-market and other strategies to enable global profitable revenue growth; and (iii) transformation of the manufacturing network to best support these commercial strategies while optimizing expense levels. Collectively these are opportunities to position the Company for optimal growth and competitiveness.

The transformation of the Company's manufacturing network over the next three fiscal years includes changes to the current manufacturing footprint and supply chain. The Company previously announced plans to discontinue manufacturing activities at its Braintree, Massachusetts and Ascoli-Piceno, Italy locations; create a technology center of excellence for product development co-located with its corporate headquarters; expand its current facility in Tijuana, Mexico; build a new manufacturing facility in Penang, Malaysia closer to the growing customer base in that region; and transfer medical device production to Sanmina Corporation on a contract manufacturing basis.

The full implementation of that strategy is expected to generate substantial savings, beginning in fiscal 2015 with $21 million, and ramping up to approximately $40-$45 million of annual cost savings by fiscal 2018. There is no net impact expected in fiscal 2014 as redundant capacity designed to mitigate the risk of the technology transfers will initially offset savings.

Mr. Concannon added: “We are pursuing identified VCC opportunities aggressively, with the goal of exceeding our customers' expectations while delivering considerable value to our shareholders in the years to come. We remain confident in our business fundamentals, our fiscal 2014 earnings guidance, our strong cash generating business model, and the realization of planned returns on the investments we are making.”

Adjustments To First Quarter Reported Earnings

In total $33 million of charges, comprised of the $25 million of VCC transformation and $8 million of integration activities, were excluded from adjusted earnings in the first quarter of fiscal 2014. Approximately half of such charges established reserves that did not require the current disbursement of cash. The Company excluded $6.4 million of pre-tax restructuring, transformation and transaction costs from adjusted earnings in the first quarter of fiscal 2013.

The Company also began excluding acquisition related amortization expenses from its adjusted earnings and EPS, beginning in fiscal 2014, and prior period amounts have been conformed to permit comparison. Excluded from first quarter adjusted earnings were $6.7 million in fiscal 2014 and $2.7 million in fiscal 2013, or $0.09 and $0.04 per share, respectively.

Fiscal 2014 Guidance

Plasma collections are strong and the company now expects 7-9% growth in Plasma in fiscal 2014. Blood center revenue is expected to decline 3-5% on an organic basis. In light of first quarter results and an expected continued weak market for OrthoPAT disposables, Hospital products are expected to grow 0-3%. Software Solutions is expected to grow 5-7% with declines in plasma software more than offset by hospital based solutions.

Overall fiscal 2014 organic revenue growth is expected to approximate 3-5% in constant currency and 1-3% on a reported basis that includes the impact of recent Yen weakness upon expected Japanese revenue. Whole blood revenue is expected to be approximately $205 million for fiscal 2014, reflecting our expectation for reduced collections in the near term. Thus, total revenue growth is estimated in the range of 7-10%. These new revenue ranges are two percentage points below initial fiscal 2014 revenue guidance and are adjusted to reflect weaker market conditions discussed above.

Adjusted gross margin is expected to approximate 52% inclusive of a full year's lower gross margin contribution from the whole blood product line. Acquisition related amortization is expected to approximate $26 million or $0.35 per share, and is excluded from adjusted operating income and adjusted earnings per share.

Adjusted operating income of $176-$183 million is expected in fiscal 2014, yielding an operating margin of approximately18.5%, improvement of approximately 170 bps over fiscal 2013. Income taxes are expected to approximate 26% of pre-tax adjusted income. Accordingly, adjusted earnings per share excluding acquisition related amortization are affirmed in the previously-provided range of $2.30-$2.40, up approximately 15-20% over fiscal 2013 presented on a consistent basis.

Fiscal 2014 free cash flow is expected to approximate $125 million before funding restructuring and capital investments for transformation activities. The Company anticipates investing approximately $109 million of such free cash flow to fund $37 million of additional capital expenditures and $72 million of cash transformation expenditures associated with its VCC initiatives in fiscal 2014. Additionally, the Company anticipates that $27 million will be utilized for the scheduled repayment of outstanding debt.

In total $82 million, comprised of the $72 million of cash transformation expenditures plus up to $10 million of non-cash asset write-offs associated with planned plant closures, will be excluded from adjusted earnings in fiscal 2014. More information on fiscal year 2014 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of our web site at http://www.haemonetics.com.1

Balance Sheet and Cash Flow

Cash on hand was $166 million, a decrease of $13 million during the first quarter, as $23 million of cash was utilized to complete the acquisition of Hemerus Medical during the quarter. The Company reported free cash flow before transformation and integration costs of $13 million, an increased level over the prior year due to increases in adjusted earnings and working capital management.

Conference Call

Haemonetics will host a webcast to discuss the first quarter results on Monday, July 29, 2013 at 8:00 am Eastern time. Interested parties can participate at:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=4982951.

About Haemonetics

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve patient care and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

Forward Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from the manufacturing transformation making it more difficult to maintain relationships with employees and timely deliver high quality products, unexpected expenses incurred during our Value Creation and Capture program, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for blood components, product quality, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers' ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive.

Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com.

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for the First Quarter of FY14 and FY13

	6/29/2013	6/30/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Net revenues	$219,543	$176,475	24.4%
Gross profit	111,412	90,113	23.6%

R&D	11,209	9,409	19.1%
S,G&A	106,811	67,625	57.9%
Operating expenses	118,020	77,034	53.2%

Operating (loss)/income	(6,608)	13,079	n/m

Other (expense)/income, net	(2,641)	336	n/m

(Loss)/income before taxes	(9,249)	13,415	n/m

Tax (benefit)/expense	(1,375)	3,628	n/m

Net (loss)/income	$(7,874)	$9,787	n/m

Net (loss)/income per common share assuming dilution	$(0.15)	$0.19	n/m

Weighted average number of shares:
Basic	51,231	50,966
Diluted	51,231	51,864

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	50.7%	51.1%	(0.4)%
R&D	5.1%	5.3%	(0.2)%
S,G&A	48.7%	38.3%	10.4%
Operating (loss)/income	(3.0)%	7.4%	(10.4)%
(Loss)/income before taxes	(4.2)%	7.6%	(11.8)%
Net (loss)/income	(3.6)%	5.5%	(9.1)%

Revenue Analysis for the First Quarter FY14 and FY13
(Unaudited data in thousands)

	Three Months Ended
	6/29/2013	6/30/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Revenues by geography
United States	$122,145	$87,907	38.9%
International	97,398	88,568	10.0%
Net revenues	$219,543	$176,475	24.4%

Disposable revenues

Plasma disposables	$65,336	$63,878	2.3%

Blood center disposables
Platelet	34,446	37,242	(7.5)%
Red cell	10,009	12,068	(17.1)%
Whole blood	51,254	—	100.0%
	95,709	49,310	94.1%
Hospital disposables
Surgical	16,089	18,260	(11.9)%
OrthoPAT	6,320	7,541	(16.2)%
Diagnostics	7,594	6,499	16.8%
	30,003	32,300	(7.1)%

Subtotal	191,048	145,488	31.3%

Software solutions	16,746	17,304	(3.2)%
Equipment & other	11,749	13,683	(14.1)%
Net revenues	$219,543	$176,475	24.4%

Consolidated Balance Sheets
(Unaudited data in thousands)

	As of
	6/29/2013	3/30/2013

Assets
Cash and cash equivalents	$166,328	$179,120
Accounts receivable, net	155,958	170,111
Inventories, net	196,673	183,784
Other current assets	72,413	63,995
Total current assets	591,372	597,010
Net PP&E	254,976	256,953
Other assets	633,282	607,954

Total assets	$1,479,630	$1,461,917

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$32,434	$23,150
Other current liabilities	155,361	156,994
Total current liabilities	187,795	180,144
Long-term debt	448,119	456,944
Other long-term liabilities	69,338	55,647
Stockholders' equity	774,378	769,182

Total liabilities & stockholders' equity	$1,479,630	$1,461,917

Free Cash Flow Reconciliation
(Unaudited data in thousands)

	Three Months Ended
	06/29/13	06/30/12

GAAP cash flow from operations	$13,402	$553

Capital expenditure	(13,092)	(8,441)
Proceeds from sale of property, plant and equipment	569	252
Net investment in property, plant and equipment	(12,523)	(8,189)

Free cash flow after restructuring and transformation costs	879	(7,636)

Restructuring and transformation costs	12,148	10,745

Free cash flow before restructuring and transformation costs	$13,027	$3,109

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.

These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures.

In the reconciliations below we have removed restructuring and transformation costs from our GAAP expenses. Our restructuring and transformation costs from the periods reported are principally related to:

•     Value Creation & Capture: employee severance and retention, product line transfer costs, accelerated depreciation and other costs associated with these initiatives, principally our manufacturing network optimization, but also including commercial excellence, productivity and other operating initiatives.

•     Whole Blood Acquisition: restructuring and other transformation costs, certain cost of goods sold adjustments and transaction costs related to the August 1, 2012 acquisition of Pall's Transfusion Medicine Business.

Beginning in fiscal 2014 we are reporting adjusted earnings before deal amortization, in addition to restructuring and transformation costs. Fiscal 2013 adjusted results have been confirmed for this presentation.

We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Non-GAAP Measures for the First Quarter of FY14 and FY13
(Unaudited data in thousands)
	Three Months Ended
	6/29/2013	6/30/2012
Non-GAAP gross profit
GAAP gross profit	$111,412	$90,113
Accelerated depreciation and other	1,087	—
Manufacturing network optimization	961	—
Whole blood integration	54	—
Non-GAAP gross profit	$113,514	$90,113

Non-GAAP R&D
GAAP R&D	$11,209	$9,409
Restructuring and transformation costs	(946)	(542)
Non-GAAP R&D	$10,263	$8,867

Non-GAAP S,G&A
GAAP S,G&A	$106,811	$67,625
Restructuring and transformation costs	(30,322)	(5,896)
Deal amortization	(6,744)	(2,664)
Non-GAAP S,G&A	$69,745	$59,065

Non-GAAP operating expenses
GAAP operating expenses	$118,020	$77,034
Restructuring and transformation costs	(31,268)	(6,438)
Deal amortization	(6,744)	(2,664)
Non-GAAP operating expenses	$80,008	$67,932

Non-GAAP operating income
GAAP operating (loss)/income	$(6,608)	$13,079
Restructuring and transformation costs	33,370	6,438
Deal amortization	6,744	2,664
Non-GAAP operating income	$33,506	$22,181

Non-GAAP other expense/(income)
GAAP other expense/(income)	$2,641	$(336)
Restructuring and transformation costs	(121)	—
Non-GAAP other expense/(income)	$2,520	$(336)

Non-GAAP income before taxes
GAAP (loss)/income before taxes	$(9,249)	$13,415
Restructuring and transformation costs	33,491	6,438
Deal amortization	6,744	2,664
Non-GAAP income before taxes	$30,986	$22,517

Non-GAAP net income
GAAP net (loss)/income	$(7,874)	$9,787
Restructuring and transformation costs	33,491	6,438
Deal amortization	6,744	2,664
Tax benefit associated with non-GAAP adjustments	(8,579)	(2,632)
Non-GAAP net income	$23,782	$16,257

Non-GAAP net income per common share assuming dilution
GAAP net (loss)/income per common share	$(0.15)	$0.19
Non-GAAP items after tax per common share assuming dilution	0.61	0.12
Non-GAAP net income per common share assuming dilution	$0.46	$0.31

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Three Months Ended
	6/29/2013	6/30/2012
Non-GAAP revenues
GAAP revenue	$219,543	$176,475
Foreign currency effects	(9,174)	(12,816)
Non-GAAP revenue - constant currency	$210,369	$163,659

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$23,782	$16,257
Foreign currency effects	(5,194)	(4,640)
Income tax associated with foreign currency effects	1,207	1,290
Non-GAAP net income - constant currency	$19,795	$12,907

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$0.46	$0.31
Foreign currency effects after tax per common share assuming dilution	$(0.08)	$(0.06)
Non-GAAP net income per common share assuming dilution - constant currency	$0.38	$0.25

Restructuring, Transformation and Other Costs (Unaudited data in thousands) GAAP results include the following items which are excluded from adjusted results.

	Three Months Ended
	6/29/2013	6/30/2012
Accelerated depreciation and other	1,087	—
Commercial excellence initiatives	2,158	—
HS core claims	—	(993)
Manufacturing network optimization	22,512	—
Productivity and operational initiatives	772	1,578
Transaction costs	106	1,889
Whole blood integration	6,857	3,964
Total restructuring, transformation and other costs	$33,492	$6,438

Deal Amortization (Unaudited data in thousands) GAAP results include the following items which are excluded from adjusted results.

	Three Months Ended
	6/29/2013	6/30/2012
Deal amortization	$6,744	$2,664

Beginning in FY14, we are reporting earnings before deal amortization. FY13 has been adjusted to conform with this presentation.